EXHIBIT 10.1

AMENDMENT

TO THE

EMPLOYMENT AGREEMENT

OF

TERRY L. COOK

This AMENDMENT TO THE EMPLOYMENT AGREEMENT OF TERRY L. COOK (the “Amendment”) is made and entered into as of December 15, 2004, by and between TERRY L. COOK (“Employee”) and BUSINESS STAFFING, INC. (the “Company”).

RECITALS

A. Employee is currently employed by the Company as Executive Vice President-Administration and General Counsel of Kaiser Ventures, LLC under an existing Employment Agreement with the Company dated as of January 1, 2002 (the “Employment Agreement”); and

B. Employee and the Company have mutually agreed to the modification of certain provisions of the Employment Agreement and therefore Employee and the Company desire to amend the Employment Agreement solely as provided herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Addition of Section 3A of the Employment Agreement. A new Section 3A is hereby added to the Employment Agreement:

3A. OPTION TO REDUCE COMMITMENT AND SALARY. The parties will seek in good faith to develop a mutually acceptable plan to accommodate any future reduction in the need of the Company and/or Kaiser for Employee’s full time services. However, the Company may unilaterally elect by written notice to reduce Employee’s employment commitment at any time, and if it does, the annual salary of Employee thereafter will be reduced by a similar percentage, but not more than 20% (unless Employee consents in writing). Once the Company has elected to reduce Employee’s time commitment under this Section, it may not subsequently increase that commitment without Employee’s agreement. Any reduction in base salary under this Section 3A shall not affect the calculation of any amounts due under subparagraphs 11.b and 11.c on termination.

(a) Mitigation. Unless otherwise agreed by the parties, if the Company elects to reduce Employee’s employment commitment to less than 80% of full time under this Section 3A, Employee shall in good faith seek other employment to fill his time not required under this Employment Agreement. Any compensation for Employee from any such other work with respect to any calendar year shall be (1) retained by Employee until he has retained an amount equal to any reduction in his salary under the first paragraph this Section 3A with respect to that year (but not prior or future years) and then (2) paid to the Company until it has received an amount equal to the Excess Amount with respect to that year (but not prior or future years); and then (3) any additional amounts in that calendar year retained by the Employee. The “Excess Amount” is the amount of salary paid by the Company in excess of a pro rata portion as a result of the limitation in this Section 3A on unilateral salary reductions to 20%. Thus, for example, if Employee has an salary of $100, and the Company elects to reduce his time commitment to 65%, his salary would be reduced to $80 (based on the maximum reduction of 20%), and the Excess Amount would be $15 (15% (the 80% guaranteed less the 65% commitment) times the $100 salary). Employee would have an obligation to seek additional employment, and each year he would retain the first $20 of earnings from such employment, and then pay the next $15 to the Company, and retain any additional amounts.

(b) Limitations on Work. Notwithstanding any reduction under this Section 3A, (i) no other endeavor of Employee will interfere with Employee’s ability to carry out his duties hereunder; and (ii) any such endeavor will shall not conflict with Employee’s duties and obligation under this Agreement or his duties as an officer of Kaiser, as determined in the reasonable opinion of the Board of Directors of this Company and in the reasonable opinion of the Board of Managers of Kaiser. Prior to accepting or engaging in any endeavor, Employee shall give the Board of Directors of the Company and the Board of Managers of Kaiser written notice of the proposed endeavor describing in sufficient detail the work to be undertaken by Employee so as to allow the Board of Directors of the Company and the Board of Managers of Kaiser to make an informed decision on whether such proposed endeavor may violate the restrictions specified in clauses (i) and/or (ii) of this Paragraph 3A. The Board of Directors of the Company and the Board of Managers of Kaiser shall make a determination of Employee’s request as soon as reasonably possible. Notwithstanding the forgoing, Employee shall not be required to seek advance consent of the endeavor if it is not reasonably anticipated to continue beyond thirty (30) days from inception and it clearly does not conflict with Employee’s duties and obligations under this Agreement or as an officer of the Company or Kaiser.

2. Termination. The period under subparagraph 11.f of the Employment Agreement for (i) provision of Employee’s health, welfare, insurance and other benefits and (ii) continuation of vesting of any Equity Incentives shall be extended until the later of (a) December 31, 2008 or (b) 12 months following the date of termination. If the Company and Kaiser is not reasonably able to continue any of such benefits because of terminating one or more plans or because of eligibility rules thereunder, it may instead reimburse Employee for the reasonable costs to obtain substantially similar benefits. In addition, the a new subparagraph 11.g shall be added to the Employment Agreement:

g. if the termination occurs before December 31, 2007, the Company shall continue to pay to Employee the annual base salary that would have been paid to Employee (adjusted as provided under Section 3A) on a bimonthly basis (and not in a lump sum) through December 31, 2007.

3. Ratification of Employment Agreement as Amended. The Employment Agreement is not amended in any respect except as expressly provided herein, and the Employment Agreement as amended by this Amendment is hereby ratified and approved in all respects.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Employment Agreement to be effective as of the day and year first written above not withstanding the actual date of signature.

“EMPLOYEE”	“THE COMPANY”
TERRY L. COOK	BUSINESS STAFFING, INC.

/s/ Terry L. Cook	By:	/s/ Richard E. Stoddard
Terry L. Cook		Richard E. Stoddard
President & Chief Executive Officer

CONSENT OF HUMAN RELATIONS COMMITTEE

OF

KAISER VENTURES LLC

TO

THE AMENDMENT OF TERRY L. COOK EMPLOYMENT AGREEMENT

The Human Relations Committee of Kaiser Ventures LLC (“Kaiser”) hereby consents to the amendment as of December 15, 2004 of the employment agreement between Business Staffing, Inc. (the “Company”) and Terry L. Cook dated effective January 1, 2002, as set forth above and the payment of all sums that may be required to reimburse the Company under the terms of such agreements as provided in the Administrative Services Agreement between Company and Kaiser dated as of January 1, 2002.

KAISER VENTURES LLC
HUMAN RELATIONS COMMITTEE

By:	/s/ Todd G. Cole
Todd G. Cole, Chairman

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